Exhibit 99.1

Yoshiharu Announces Corporate Name Change to Vestand Inc. and Ticker Change to “VSTD”

Company to Advance Asset-Backed Growth Strategy Centered on Crypto Treasury and Real Estate

BUENA PARK, CA – September 2, 2025 – Yoshiharu Global Co. (NASDAQ: YOSH) (“Yoshiharu” or the “Company”), a restaurant operator specializing in authentic Japanese ramen & rolls, today announced that, effective September 3, 2025, it has changed its corporate name to Vestand Inc. The name change reflects the Company’s strategic transformation into an asset-backed platform that integrates a corporate-level Crypto Treasury strategy with real estate holdings.

The new corporate identity underscores Vestand’s evolution from a traditional restaurant operator into a diversified platform with a focus on long-term, asset-based growth. Beginning September 3, 2025, the Company’s common stock will trade on the Nasdaq Capital Market under the new name and new ticker symbol “VSTD.” No action is required by existing shareholders, and the Company’s CUSIP number will remain unchanged. The corporate website has also been updated to http://vestand.com/.

Corporate-Level Crypto Treasury Strategy

Vestand is preparing to implement a corporate Crypto Treasury strategy designed to move beyond simple asset holding and position digital assets as a core component of its capital structure. By leveraging Bitcoin and other major digital assets, the Company intends to create a framework that combines stable shareholder returns with the upside potential of digital asset growth.

The Company plans to collaborate with a leading U.S. investment bank to expand access to global institutional investor networks and is preparing to build a meaningful Crypto Treasury portfolio through a phased approach.

Integration with PropTech and Real Estate

Alongside its Crypto Treasury strategy, Vestand continues to expand its real estate portfolio with capital secured from U.S. and Korean investors. By combining real estate investments with Security Token Offering (STO) structures, Vestand aims to establish a platform that integrates its PropTech initiatives with its Crypto Treasury strategy. This dual approach is designed to balance stable cash flows with growth opportunities in digital assets.

Strengthening Internal Controls

Under the leadership of its CEO and CFO, Vestand has implemented a robust internal control framework to reinforce transparency, accountability, and regulatory compliance. The Company remains committed to aligning its governance standards with those expected by global institutional investors.

Comments from the CEO

“The name Vestand represents our vision to become a new growth platform that combines tangible assets with a corporate Crypto Treasury strategy,” said Ji-Won Kim, CEO of Vestand.

“We are committed to building a balanced portfolio centered on Crypto Treasury, supported by real estate assets that provide stability and diversification. By integrating our PropTech initiatives with a structured Crypto Treasury strategy, we believe Vestand can deliver differentiated, long-term value to global capital markets and our shareholders.

Looking ahead, we will continue to expand our restaurant business while pursuing asset-backed growth driven by Crypto Treasury and real estate, reinforcing our mission to create sustainable value under the Vestand name.”

About Yoshiharu Global Co.

Vestand is a fast-growing restaurant operator expanding into the real estate investment and development sector. Specializing in Japanese ramen, Yoshiharu gained recognition as a leading ramen restaurant in Southern California within six months of its 2016 debut and has continued to expand its top-notch restaurant service across Southern California and Las Vegas, currently owning and operating 15 restaurants.

For more information, please visit www.yoshiharuramen.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, the Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our filings with the SEC including our Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the SEC from time to time, which can be found on the SEC’s website at www.sec.gov. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Larry W Holub

Director

MZ North America

YOSH@mzgroup.us
312-261-6412